奥盛（九江）钢线钢缆有限公司

OSSEN (JIUJIANG) STEEL WIRE & CABLE CO., LTD.

SALES CONTRACT

Seller: Ossen (JiuJiang) Steel Wire & Cable Co.,Ltd.
Address: 245 JiuRui Road, Jiujiang City, Jiangxi Province, P.R.China
Buyer: IBERCORDONES PRETENSADOS, S.L.
Address: C/Alcala, 202 - 1.° B, 28028 Madrid (Spain)

Contract No: ***2008EX005***
Date: Jan.23, 2008

This contract is made by and between the Buyer and Seller; the Buyer agree to buy and the Seller agree to sell the under mentioned goods on the terms and conditions stated below:

(1) NAME OF COMMODITY & SPECIFICATION	(2) QUANTITY	(3) UNIT PRICE & TERMS	(4) TOTAL VALUE
Dia. 5 mm Indented PC Wire, Low Relaxation, with rust inhibiting wrapping Coil Weight: 1700 Kg Designation: UNE 36094-97 Y 1860 C 5.0 I2	2,000 MT (100 x 20' ctn)	USD1100/MT CIF Valencia, Spain by 20' ctn	USD2,200,000
**** Above unit price to be adjusted according to Bao Steel's wire rod price per quarter.**			
**** Shipment 10% more or less at Seller's option***			

(5) Standard: UNE 36094-97, Low relaxation
(6) Manufacturer: Ossen (JiuJiang) Steel Wire & Cable Co., Ltd.
(7) Packing: According to UNE36094-97 and suitable for ocean shipment.
(8) Time of Shipment: According to buyer's schedule.
(9) Port of Loading: Shanghai port, China
(10) Port of Destination: Valencia port, Spain
(11) Terms of Payment: The Buyers shall open with a bank to be accepted by both the Buyer and Seller an irrevocable L/C, allowing trans shipment in favor of the Seller and addressed to Seller ***60 days against B/L date*** to Seller's Bank. The covering Letter of Credit should be valid in China until the 21 days (inclusive) from the date of shipment.
(12) Shipping Documents: The Sellers shall present to the negotiating bank, Full set of original Clean On Board Bill of Lading made out to order, blank endorsed, notifying the buyer, Invoice, Packing list, Test Result with Curve List, Certificate of Fumigation, Insurance Certificate, Certificate of Origin ***within 15 working days*** after effecting shipment.
(13) Shipping Advice: The Seller will confirm shipment ***within 5 working days*** from vessel's departure, sending a fax to the Receiver with B/L, commercial invoice, packing list, etc.
(14) Insurance: To be covered by the Seller.
(15) Discrepancy and Claim:
In case discrepancy on the quality of the goods is found by the buyers after arrival of the goods at the port of destination, claim may be lodged within 45 days after arrival of the goods at the port of destination, while for quantity discrepancy, claim may be lodged within 30 days after arrival of the goods at the port of destination, being supported by Inspection Certificate issued by a reputable public surveyor agreed upon by both party. The Sellers

shall, then consider the claim in the light of actual circumstances. Should the quality and/or quantity/weight be found not in conformity with the contract or invoice, the Buyers shall be entitled to lodge claims with the Sellers on the basis of Survey Report issued by a reputable public surveyor agreed upon by both party after discharge of the goods at the port of destination.

(16) Force Majeure:

The Seller and the Buyer cannot be held responsible for any delay or failure to comply with this agreement as a result of strikes, fires, floods, accidents to transportation or installations, freight increase, explosions, or any other accidents of similar nature or other cases of Force Majeure. In case of such contingencies the party incapable of complying either partially or totally with the disposion of this contract, shall notify in writing to the other party within 48 hours (not counting Saturdays, Sundays and Holidays) of it occurrence and confirm it within next 7 days through a certificate issued by a Government Agency or by the Local Chamber of Commerce.

In case above contingencies last for over three months, then the seller and/or the buyer have the right to terminate the contract.

(17) Amendments

Any changes to the present contract will be binding for both parties on condition they were accepted in written form by both sides. Neither party has the right without the consent of the other party to pass the present agreement to a third party. The agreement has been drawn in English language in two originals. In all correspondence both parties should refer to this agreement

(18) Remarks:

1. Charter party B/L acceptable
2. Third party documents acceptable

For and on behalf of
奥盛(九江)钢线钢缆有限公司
OSSEN (JIUJIANG) STEEL WIRE & CABLE CO., LTD.

Authorized Signature(s)

Sellers: **OSSEN (JIUJIANG) STEEL WIRE AND CABLE CO., LTD.**

Buyers: **IBERCORDONES PRETENSADOS, S.L.**